Exhibit 99.4

P10 INDUSTRIES, INC.

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 4, 2017, is made by and between P10 Industries, Inc. (f/k/a Active Power Inc.), a corporation organized under the laws of the State of Delaware (the “Company”), and 210/P10 Acquisition Partners, LLC, d/b/a 210/P10 Investment LLC, a Texas limited liability company (the “Purchaser”).

RECITALS

WHEREAS, subject to the terms and conditions hereof, the Company desires to sell to the Purchaser and the Purchaser desires to purchase from the Company, 21.65 million newly issued shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a price of $0.215 per Common Share for a total aggregate cash purchase price of $4,654,750.00 (the “Purchase Price”);

WHEREAS, subject to the terms and conditions hereof, the Company and the Purchaser desire to establish a preferred equity line of credit (the “Preferred Equity Line of Credit”), whereby upon the Company fulfilling certain conditions and at the Company’s option, the Company would sell to the Purchaser and the Purchaser would be obligated to purchase from the Company, in a single transaction or a series of transactions, up to 10,000 shares (the “Preferred Shares”) of the Company’s Series C Preferred Stock, par value $0.001 per share (the “Preferred Stock”), at a price of $1,000.00 per Preferred Share;

WHEREAS, the Preferred Stock shall have the rights, preferences and privileges set forth in the Certificate of Designation, a form of which is attached hereto as Exhibit A (the “Certificate of Designation”);

WHEREAS, simultaneously with establishing the Preferred Equity Line of Credit, the Company and the Purchaser desire to enter into a Loan Agreement (“Loan Agreement”) and Promissory Note, whereby upon the Company fulfilling certain conditions and at the Company’s option, the Purchaser would advance one or more loans to the Company, with the terms of such loans more fully set forth in such Loan Agreement and Promissory Note, forms of which are attached hereto as Exhibit B (the “Loan Documents”);

WHEREAS, the Company and the Purchaser desire to limit the total commitments that may be outstanding at any time under the Preferred Equity Line of Credit and the Loan Documents to $10.0 million in the aggregate;

WHEREAS, the transactions contemplated hereby will be made in reliance upon exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder;

WHEREAS, in connection with the transactions contemplated hereby, the Company desires to provide the Purchaser with certain registration rights under the Securities Act and the rules and regulations promulgated thereunder pursuant to a Registration Rights Agreement, a form of which is attached hereto as Exhibit C (the “Registration Rights Agreement”);

WHEREAS, in connection with the transactions contemplated hereby, the Company desires to enter into an indemnification agreement with each of the New Directors (as defined herein), a form of which is attached hereto as Exhibit D (the “Indemnification Agreements”);

WHEREAS, in connection with the transactions contemplated hereby, the Company desires to enter into an Amendment to Offer Letter with James A. Powers and an Offer Letter and Nonqualified Stock Option Agreement with Mark A. Ascolese, forms of which are attached hereto as Exhibit E (the “Employee Agreements”);

WHEREAS, in connection with the transactions contemplated hereby, the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (“AST”), has entered into an amendment to that certain Rights Agreement, dated as of June 15, 2016 (the “Rights Agreement”), between the Company and AST, a copy of which has been accepted by AST and is attached hereto as Exhibit F (the “Rights Agreement Amendment,” and collectively with the Certificate of Designation, the Loan Documents, the Registration Rights Agreement, the Indemnification Agreements and the Employee Agreements, as they may be amended from time to time, the “Transaction Documents”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF COMMON STOCK

Section 1.01. Purchase and Sale of Common Stock. Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Common Shares for the Purchase Price on the Closing Date.

Section 1.02. Closing. The closing of the purchase and sale of the Common Stock will take place on the date that each of the conditions set forth in Section 1.04 have been satisfied or waived by the Purchaser and the Company, as applicable, or such date thereafter as shall be mutually agreed by the Purchaser and Company (the “Closing Date”).

Section 1.03. Closing Deliverables. On or prior to the Closing Date, the Company shall deliver or cause to be delivered to the Purchaser each of following:

(a)	a copy of this Agreement that has been duly executed by the Company;

(b)	a copy of irrevocable instructions to AST instructing AST to deliver a stock certificate evidencing the Common Shares;

(c)	evidence of the filing and acceptance of the Certificate of Designation from the Secretary of State of the State of Delaware;

(d)	a copy of the Loan Documents that have been duly executed by the Company;

(e)	a copy of the Registration Rights Agreement that has been duly executed by the Company;

(f)	copies of the Indemnification Agreements for each of the New Directors that have been duly executed by the Company;

(g)	copies of the Employment Agreement Amendments that have been duly executed by the Company, Mark A. Ascolese and James A. Powers, as applicable;

(h)	evidence that all members of the Company’s Board of Directors other than Mark Ascolese and Daryl Dulaney have voluntarily resigned, and such Board of Directors is comprised of the persons set forth in the first sentence of Section 5.02(a) herein; and

(i)	such other documents contemplated by this Agreement or reasonably requested by the Purchaser, including, without limitation, evidence of certain matters in connection with the completion of the Asset Sale and the confirmation of the Chapter 11 Case (each as defined herein).

On or prior to the Closing Date, the Purchaser shall deliver or cause to be delivered to the Company each of the following:

(a)	the Purchase Price by wire transfer of immediately available funds to an account specified by the Company;

(b)	a copy of this Agreement that has been duly executed by the Purchaser;

(c)	a copy of the Loan Documents that have been duly executed by the Purchaser;

(d)	a copy of the Registration Rights Agreement that has been duly executed by the Purchaser; and

(e)	copies of the Indemnification Agreements for each of the New Directors that have been duly executed by each of the New Directors.

Section 1.04. Conditions Precedent to Purchase and Sale of Common Shares. The obligation of the Company to sell the Common Shares to the Purchaser and execute the Transaction Documents (other than the Rights Agreement Amendment) on the Closing Date is subject to the satisfaction or waiver of the following conditions precedent:

(a)	the Purchaser shall have delivered each of the items required to be delivered by the Purchaser pursuant to Section 1.03;

(b)	the representations and warranties of the Purchaser contained in Section 4.02 shall be true and correct on and as of the date hereof and the Closing Date; and

(c)	the Company shall have received the Purchase Price.

The obligation of the Purchaser to purchase the Common Shares from the Company and execute the Transaction Documents (other than the Rights Agreement Amendment) on the Closing Date is subject to the satisfaction or waiver of the following conditions precedent:

(a)	the Company shall have delivered each of the items required to be delivered by the Company pursuant to Section 1.03;

(b)	the representations and warranties of the Company contained in Section 4.01 shall be true and correct on and as of the date hereof and the Closing Date;

(c)	the Company shall have complied with all covenants contained in Section 5 of this Agreement and in the other Transaction Documents;

(d)	no event or circumstance that could reasonably be expected to have a Material Adverse Effect (as defined herein) shall have occurred since the date of this Agreement;

(e)	no Default or Event of Default (each as defined in the Loan Documents) shall have occurred and be continuing;

(f)	entry of a final order by the bankruptcy court having jurisdiction over the Company’s reorganization under chapter 11 of title 11 of the United States Code, 11.U.S.C. §§ 101-1532 (the “Chapter 11 Case”) confirming the Company’s prepackaged chapter 11 plan of reorganization, which order shall in all respects be satisfactory to Purchaser;

(g)	the Company shall have $50,000.00 of unrestricted net cash;

(h)	the lease for the premises located at 2128 W. Braker Lane, BK 12, Austin, Texas 78758 (the “Braker Lease”) shall have been assumed and assigned to Langley (as defined below) pursuant to the Chapter 11 Case;

(i)	the Company shall have taken such action as necessary to fulfill the conditions set forth in Section 5.02;

(j)	the Company shall have a directors’ and officers’ liability insurance plan providing coverage for the New Directors on terms and conditions satisfactory to the Purchaser;

(k)	the Company shall have amended its charter substantially in the form attached hereto as Exhibit H to provide that (1) the total number of shares of Common Stock authorized by the Company’s charter shall be increased to 110,000,000 and (2) certain transfers of Company stock (as more particularly described in Exhibit H) shall be prohibited without the prior approval of the Company’s Board of Directors and any transfers in violation of this prohibition shall be null and void;

(l)	all consents, approvals and waivers required for the consummation of the transactions contemplated by this Agreement shall have been obtained;

(m)	no statute, rule, regulation, executive order, decree, ruling, injunction, action or proceeding shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which questions the validity of, challenges or prohibits the consummation of, any of the transactions contemplated by this Agreement;

(n)	there is no ongoing or pending, or, to the Company’s knowledge, threatened, action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body (including, without limitation, the SEC) pending or affecting the Company or any of its respective directors or officers in their capacities as such, other than the Chapter 11 Case;

(o)	except for (1) the 96,000 shares of Common Stock underlying outstanding stock options awarded to a former director of the Company and (2) the 1,600,000 shares of Common Stock underlying the stock option awarded to the Company’s chief executive officer pursuant to the Company’s chapter 11 plan of reorganization, the Company shall have cancelled all of its outstanding stock options;

(p)	no change in tax law shall have occurred (statutory, regulatory or judicial) that would cause the Preferred Stock to be purchased pursuant to the Drawdown Notice to be treated as “stock” for purposes of Section 382(k)(6)(A) of the Tax Code; and

(q)	the Company has not had an “ownership change” (as defined in Section 382 of the Tax Code) to which Section 382(a) of the Tax Code applies.

ARTICLE II

ADVANCES UNDER PREFERRED EQUITY LINE OF CREDIT

Section 2.01. Advances. Subject to the terms and conditions of this Agreement and the Transaction Documents, on or after the Closing Date, the Company, upon meeting the conditions set forth in Section 3.01 herein, at its option by the delivery of a drawdown notice in the form attached hereto as Exhibit G (a “Drawdown Notice”), may sell to the Purchaser, and the Purchaser shall be obligated to purchase, up to 10,000 Preferred Shares. The number of Preferred Shares that the Purchaser shall purchase pursuant to each Drawdown Notice shall be set forth by the Company in the applicable Drawdown Notice; provided, however, that the aggregate purchase price of all outstanding Preferred Shares sold hereunder plus the aggregate principal amount (excluding interest paid in kind and added to the principal amount of any loan) of all loans outstanding under the Loan Documents shall not exceed $10.0 million.

Section 2.02. Date of Drawdown Notice. A Drawdown Notice, if delivered prior to 5:00 P.M. Eastern Time on a business day, shall be deemed delivered on the business day it is received. If a Drawdown Notice is received after 5:00 P.M. Eastern Time or on a day that is not a business day, such Drawdown Notice will be deemed delivered on the next business day. A Drawdown Notice may not be delivered prior to the Closing Date.

Section 2.03 Advance Date Deliverables. Within twenty business days following each date that a Drawdown Notice is delivered, the Company shall deliver to the Purchaser a stock certificate evidencing the purchased Preferred Shares and the Purchaser shall deliver the applicable purchase price for the Preferred Shares to be purchased pursuant to such Drawdown Notice to the Company by wire transfer of immediately available funds to the account specified by the Company. For purposes hereof, an “Advance Date” means the date on which the Purchaser delivers the applicable purchase price for Preferred Shares to be purchased pursuant to the applicable Drawdown Notice, which date shall be within twenty business days of the delivery of the applicable Drawdown Notice.

ARTICLE III

CONDITIONS PRECEDENT TO

ADVANCES UNDER PREFERRED EQUITY LINE OF CREDIT

Section 3.01 Conditions to Advance. The Company shall only be permitted to deliver a Drawdown Notice requesting an advance under the Preferred Equity Line of Credit to finance one or more Acquisitions (as defined below). The obligation of Purchaser to purchase shares of Preferred Stock pursuant to each Drawdown Notice is subject to the following conditions precedent:

(a)	the Closing Date has occurred;

(b)	the Purchaser has approved each such Acquisition in its sole discretion;

(c)	Company has represented in the Drawdown Notice that the proceeds of the purchase of the Preferred Stock by the Purchaser will only be used for the Acquisition approved by the Purchaser;

(d)	the representations and warranties of the Company contained in Section 4.01 shall be true and correct on and as of such Advance Date;

(e)	the Company shall have complied with all covenants contained in Section 5 of this Agreement and in the other Transaction Documents in all material respects;

(f)	no event or circumstance that could reasonably be expected to have a Material Adverse Effect shall have occurred since the date of this Agreement;

(g)	the outstanding principal amount of all loans made pursuant to the Loan Documents (less the amount of interest paid in kind and added to obligations under the Loan Documents as principal from time to time in accordance with the terms of the Loan Documents), plus the aggregate Stated Value (as defined in the Certificate of Designation) of all Preferred Shares sold hereunder that remain outstanding, after giving effect to the purchase of Preferred Shares pursuant to such Drawdown Notice, shall not exceed $10,000,000;

(h)	all conditions to each such Acquisition have been satisfied and the agreement relating to the Acquisition is still in full force and effect;

(i)	on a pro forma basis, after giving effect to such Acquisition or Acquisitions, no Default or Event of Default (each as defined in the Loan Documents) shall exist or occur as a result of such Acquisition;

(j)	at least thirty (30) days prior to the closing date of such Acquisition, the Company shall have provided Purchaser with notice of such proposed Acquisition together with an executed term sheet and/or letter of intent (setting forth in reasonable detail the terms and conditions of such Acquisition);

(k)	the Purchaser shall have received and be reasonably satisfied with (A) such information and documents that Purchaser may request with respect to each such Acquisition including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated, any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (B) current financial statements and historical operating information on the Target, (C) a pro-forma balance sheet of the relevant companies after giving effect to such Acquisition, and (D) copies of the results of the Company’s due diligence with respect to the Target, each subject to the Purchaser’s agreement to comply with the Company’s confidentiality obligations to the Target;

(l)	no change in tax law shall have occurred (statutory, regulatory or judicial) that would cause the Preferred Stock to be purchased pursuant to the Drawdown Notice to be treated as “stock” for purposes of Section 382(k)(6)(A) of the Tax Code; and

(m)	the Company has not had an “ownership change” (as defined in Section 382 of the Tax Code) to which Section 382(a) of the Tax Code applies.

For purposes hereof, “Target” means a company to be acquired or whose assets are being acquired, and “Acquisition” means any transaction, or series of related transactions, consummated on or after the date hereof, by which the Company or any of its subsidiaries directly or indirectly (a) acquires all or a portion of the assets of any entity, whether through a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination transaction with one or more businesses; provided, however, that any such stock purchase shall involve the purchase of at least a majority (in number of votes) of the stock of such entity, or (b) acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the equity securities (or other similar ownership interests) of any entity.

Section 3.02. Use of Proceeds of Advance. The Company shall use the proceeds from the sale and issuance of the Preferred Shares within ten days following Advance Date only to finance one or more Acquisitions that meet the conditions set forth in Section 3.01. If the Company does not use such proceeds within ten days following the Advance Date to finance such an Acquisition or Acquisitions, it shall return such proceeds to the Purchaser in full by wire transfer to an account designated by the Purchaser in writing, and on or after the Purchaser’s receipt of such proceeds, Purchaser shall return the stock certificates to the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Company Representations and Warranties. The Company represents and warrants to the Purchaser as of the date hereof that, as of the Closing Date and as of each Advance Date to the Purchaser, except as set forth in a Schedule of Exceptions, attached as Schedule A (the “Schedule of Exceptions”), the statements in the following subsections of this Section 4.01 are true and correct:

(a) Organization and Good Standing. The Company (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the power and authority, and the legal right, to make, deliver and perform this Agreement and the Transaction Documents and (iii) has taken all necessary corporate or other action, including obtaining any necessary approvals by the Company’s Board of Directors and stockholders, to authorize the execution, delivery and performance of this Agreement and the Transaction Documents. The Company does not have any subsidiaries, and the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any entity. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

(b) Authorization and Enforceability. This Agreement and each of the Transaction Documents (i) have been duly executed and delivered on behalf of the Company and (ii) constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms.

(c) Capitalization. The capitalization of the Company, including the authorized capital stock, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company’s stock option plans, and the number of shares issuable and reserved for issuance pursuant to securities exercisable or exchangeable for, or convertible into, any shares of capital stock is as follows:

•	As of the Effective Date (as defined in the Company’s chapter 11 plan of reorganization), the authorized capital stock consists of:

•	112,000,000 shares of capital stock authorized for issuance, consisting of:

•	110,000,000 shares of Common Stock, with 1,600,000 of such shares reserved for issuance pursuant to the stock option awarded to the Company’s chief executive officer pursuant to the Company’s chapter 11 plan of reorganization; and

•	2,000,000 shares of preferred stock, with 80,000 of such shares of preferred stock designated as the Series A Junior Participating Preferred Stock, 50,000 of such shares of preferred stock designated as the Series B Junior Participating Preferred Stock, and 20,000 of such shares of preferred stock designated as the Series C Preferred Stock.

•	Immediately prior to the Effective Date, the issued and outstanding shares of capital stock consisted of:

•	23,413,582 shares of Common Stock outstanding (excluding treasury stock), none of which are restricted shares of Common Stock;

•	0 shares of Series A Junior Participating Preferred Stock outstanding;

•	0 shares of Series B Junior Participating Preferred Stock outstanding;

•	0 shares of restricted stock outstanding.

•	In addition, immediately prior to the Effective Date, the Company has 5,631,781 shares of Common Stock reserved for issuance pursuant to the Company’s 2010 Equity Incentive Plan, including:

•	0 shares of Common Stock underlying outstanding stock options awarded to current employees, directors or consultants of the Company; and

•	96,000 shares of Common Stock underlying outstanding stock options awarded to former employees, directors or consultants of the Company.

All of such outstanding shares of capital stock have been, or upon issuance in accordance with the terms of any such exercisable, exchangeable or convertible securities will be, validly issued, fully paid and non-assessable. Other than as set forth in this Agreement and the Transaction Documents, no shares of capital stock of the Company are subject to preemptive rights or any other similar rights of the stockholders of the Company or any liens or encumbrances. Except for the Common Shares and Preferred Shares issuable pursuant to this Agreement (the “Securities”), and except as described in this Section 4.01(c), (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company, nor are any such issuances or arrangements contemplated (except pursuant to the Rights Agreement), (ii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act (except for the Registration Rights Agreement); (iii) except with respect to the Preferred Shares pursuant to the Certificate of Designation, there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem any security of the Company; and (iv) the Company does not have any shareholder rights plan, “poison pill” or other anti-takeover plans or similar arrangements (except in connection with the Rights Agreement). There are no securities or instruments issued by the Company that contain anti-dilution or similar provisions that will be triggered by, and all of the resulting adjustments that will be made to such securities and instruments as a result of, the issuance of the Securities in accordance with the terms of this Agreement and the Transaction Documents, if applicable. The Company has no knowledge of any voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among any of the security holders of the Company relating to the securities of the Company held by them. The Company has no restricted stock units outstanding.

(d) Issuance of Securities. The Securities to be issued and sold pursuant to this Agreement and the Transaction Documents are or will be duly authorized and, upon issuance in accordance with the terms of this Agreement and the Transaction Documents, (i) will be validly issued and free from all taxes, liens, claims and encumbrances (other than restrictions on transfer contained in this Agreement or the Transaction Documents, as applicable), (ii) will not be subject to preemptive rights, rights of first refusal or other similar rights of stockholders of the Company or any other person (other than preemptive rights, rights of first refusal or other similar rights contained in this Agreement or the Transaction Documents, as applicable) and (iii) will not impose personal liability on the holder thereof. Except for the filing of any notice prior or subsequent to the date hereof, the Closing Date or an Advance Date, as applicable, that may be required under applicable state and/or federal securities laws (or comparable laws of any other jurisdiction) or the Registration Rights Agreement, no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency, instrumentality or other third party, is or will be necessary for, or in connection with, the execution and delivery by the Company of this Agreement or the Transaction Documents, for the offer, issue, sale, execution or delivery of the Securities, or for the performance by the Company of its obligations under this Agreement or the Transaction Documents. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any person listed in the first paragraph of Rule 506(d)(1), except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

(e) No Conflicts. The execution, delivery and performance of this Agreement and the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Securities) will not (i) result in a violation of the organizational documents of the Company, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws, rules and regulations and rules and regulations of any self-regulatory organizations to which either the Company or its securities are subject) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iv) result in the imposition of a mortgage, pledge, security interest, encumbrance, charge or other lien on any asset of the Company.

(f) Compliance. The Company is not in violation of its organizational documents and, except as described in the Schedule of Exceptions, the Company is not in default (and no event has occurred that with notice or lapse of time or both would put the Company in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party. The business of the Company is not being conducted, and shall not be conducted so long as the Purchaser (or any of its respective affiliates) own any of the Common Stock or Preferred Stock, in violation of any law, ordinance or regulation of any governmental entity. Neither the Company nor any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of his actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. Neither the Company nor any director, officer, agent, employee or other person acting on behalf of the Company is: (a) a person or entity that appears on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); or (b) a person, country or entity with whom a U.S. person (as defined by the laws and regulations administered by OFAC, 31 C.F.R. Parts 500-598 (the “OFAC Regulations”)) or a person subject to the jurisdiction of the United States (as defined by the OFAC Regulations) is otherwise prohibited from dealing under the OFAC Regulations (a “Sanctions Target”). The Company is not, directly or indirectly, owned or controlled by, or under common control with, or, to the knowledge of Company, acting for the benefit of or on behalf of, any Sanctions Target. The Company has not exported or re-exported any goods, commodities, technology or software in any manner that violates any applicable national or international export control statute, executive order, regulation, rule or sanction, including the OFAC Regulations, the United States Export Administration Regulations, 15 C.F.R. Parts 730-774, the International Traffic in Arms Regulations, 22 C.F.R. Part 120 et seq., the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act, the Trade Sanctions Reform and Export Enhancement Act of 2000 (TSRA), or any OFAC Sanctions Program. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state, provincial or foreign regulatory authorities that are material to the conduct to its business, and the Company has not received any notice of proceeding relating to the revocation or modification of any such certificate, authorization or permit. The Company has complied with and is not in default or violation in any material respect of, and is not, to the Company’s knowledge, under investigation with respect to or has not been, to the knowledge of the Company, threatened to be charged with or given notice of any violation of, any applicable federal, state, local or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any federal, state, local or foreign governmental or regulatory authority. Except for statutory or regulatory restrictions of general application, no federal, state, local or foreign governmental or regulatory authority has placed any material restriction on the business or properties of the Company.

(g) Asset Sale. On November 19, 2016, the Company closed the sale of substantially all of its assets (the “Asset Sale”) to Piller Power Systems, Inc. f/k/a Piller USA, Inc. (the “Asset Purchaser”), a Delaware corporation and wholly owned subsidiary of Langley Holdings plc (“Langley”), a United Kingdom public limited company, pursuant to an Asset Purchase Agreement, dated September 29, 2016, by and among the Company, the Asset Purchaser and Langley (the “Asset Purchase Agreement”). In connection with the consummation of the Asset Sale: (i) the Company sold, transferred, conveyed and delivered to the Asset Purchaser, and the Asset Purchaser purchased from the Company, all of the Acquired Assets (as defined in the Asset Purchase Agreement) and assumed and became responsible for all of the Assumed Liabilities (as defined in the Asset Purchase Agreement), (ii) the Company assigned the common stock (or other equity interest) in each of its former subsidiaries to Piller Group GmbH, Piller Germany Gmbh & Co. Kg. and Piller UK Ltd., each subsidiaries of Langley, pursuant to stock powers, (iii) the Asset Purchaser fully repaid the outstanding loans owed by the Company to Silicon Valley Bank pursuant to the Second Amended and Restated Loan and Security Agreement, dated August 5, 2010, by and between the Company and Silicon Valley Bank (as amended, the “Old Company Credit Facility”), and the Old Company Credit Facility was terminated and any liens on the Company’s assets related to the Old Company Credit Facility or the loans thereunder were released, (iv) each of the Company’s leases, other than the Braker Lease, were assumed by the Asset Purchaser with the consent of the respective landlords of such leases pursuant to an Assignment and Assumption of Lease Agreement, dated November 19, 2016, (v) as of the Closing Date, the Company has no obligations under the Braker Lease and (vi) all of the Employee Plans (as defined in the Asset Purchase Agreement) were assumed by the Asset Purchaser with the consent of any necessary third parties pursuant to a Bill of Sale, Assignment and Assumption Agreement dated November 19, 2016, and, except as set forth in the Schedule of Exceptions, the Company has no remaining pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, any other equity-based compensation, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday, sick leave or other paid time off, and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) (collectively, “Employee Benefit Plans”). As of the date hereof and the Closing Date, except as described in the Schedule of Exceptions, the Company has no material Liabilities (as defined below) other than the Retained Liabilities (as defined in the Asset Purchase Agreement). The Asset Sale, the Asset Purchase Agreement and each of the documents and agreements related thereto (i) have been authorized, executed, delivered and performed pursuant to all necessary corporate or other action, including obtaining any necessary approvals by the Company’s Board of Directors and stockholders, (ii) have been duly executed and delivered on behalf of the Company and (iii) constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms. The execution, delivery and performance of the Asset Sale, the Asset Purchase Agreement and each of the documents and agreements related thereto by the Company has not and will not (i) result in a violation of the organizational documents of the Company, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, except as described in the Schedule of Exceptions, (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws, rules and regulations and rules and regulations of any self-regulatory organizations to which either the Company or its securities are subject) applicable to the Company or by which any property or asset of the Company is bound or affected, or (iv) result in the imposition of a mortgage, pledge, security interest, encumbrance, charge or other lien on any asset of the Company. “Liabilities” for purposes of this representation means any liability, indebtedness or obligation of any kind (whether known, unknown, accrued, absolutely, contingent, matured, unmatured or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

(h) Bankruptcy Proceeding. On March 22, 2017, the Company commenced the Chapter 11 Case in the United States Bankruptcy Court for the Western District of Texas. On such date the Company filed in the Chapter 11 Case a plan of reorganization and associated supporting documentation providing for the implementation of this Agreement pursuant to a confirmed prepackaged chapter 11 plan of reorganization.

(i) SEC Documents, Financial Statements. Prior to the date of this Agreement, the Company has timely filed (within applicable extension periods) all reports, schedules, forms, statements and other documents required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the statements made in any such SEC Documents is, or has been, required to be amended or updated under applicable law (except for such statements as have been amended or updated in subsequent filings made prior to the date hereof). As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable with respect thereto. Such financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto or, in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries in existence as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to immaterial year-end audit adjustments). On November 30, 2016, the Company filed a Notification of Removal from Listing and/or Registration under Section 12(b) of the Exchange Act on Form 25 to voluntarily withdraw the Common Stock from listing on The NASDAQ Stock Market (“NASDAQ”). Subsequently, on January 5, 2017, the Company filed a Certification and Notice of Termination of Registration under Section 12(g) of the Exchange Act on Form 15, and on March 14, 2017, the Company filed a Certification and Notice of Suspension of Duty to File Reports under Section 13(a) and 15(d) of the Exchange Act. As of the date hereof, the Company’s duty to file reports under Sections 13(a) and 15(d) has been suspended. As of June 12, 2017, the Company’s reporting obligations arising under Section 12(g) of the Exchange Act terminated, and as a result, the Company will no longer be subject to Section 14 of the Exchange Act after such date.

(j) Absence of Certain Changes. Since December 31, 2016, other than as described in the SEC Documents, (i) there has not been any change in the capital stock or long-term debt of the Company, or any dividend or distribution of any kind declared, set aside for payment, paid or made by the Company on any class of capital stock; (ii) the Company has not entered into any transaction or agreement that is material to the Company taken as a whole or incurred any liability or obligation, direct or contingent, that is material to the Company and, except as contemplated by this Agreement or the Transaction Documents, has not made any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject; (iii) the Company has not sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority; and (iv) there has been no material adverse change and no material adverse development in the business, properties, operations, prospects, financial condition or results of operations of the Company.

(k) Transactions With Affiliates. Except as described in the SEC Documents or the Schedule of Exceptions, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for ordinary course services solely in their capacity as officers, directors or employees), including, without limitation, any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or any corporation, partnership, trust or other entity in which any such officer, director, or employee has an ownership interest of five percent or more or is an officer, director, trustee or partner, other than as contemplated by the Employee Agreements.

(l) Absence of Litigation. Except as disclosed in the SEC Documents, there is no ongoing or pending, or, to the Company’s knowledge, threatened, action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body (including, without limitation, the SEC) pending or affecting the Company or any of its respective directors or officers in their capacities as such. To the knowledge of the Company, there are no actions, suits, proceedings, inquiries or investigations before or by any court, public board, government agency, self-regulatory organization or body (including, without limitation, the SEC) threatened against the Company or any of its respective directors or officers in their capacities as such. There are no facts which, if known by a potential claimant or governmental authority, could give rise to a claim or proceeding which, if asserted or conducted with results unfavorable to the Company, could reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on (i) the Common Stock or the Preferred Stock, (ii) the ability of the Company to perform its obligations under this Agreement or the Transaction Documents, (iii) the operations, performance, business, properties, prospects, condition (financial or otherwise) or results of operations of the Company or (iv) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any provision of this Agreement or any Transaction Document.

(m) Intellectual Property. The Company owns or possesses all rights or licenses to the patents set forth on Annex A hereto. The Company has not infringed any trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Company, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company is unaware of any facts or circumstances which might give rise to any of the foregoing.

(n) Real Estate; Liens. The Company does not own any real property. The Company has good title to its assets, and its assets are free and clear of liens, except Permitted Liens (as defined in the Loan Agreement).

(o) Tax Status. The Company and each of its former subsidiaries has made or filed all foreign, U.S. federal, state, provincial and local income and all other tax returns, reports and declarations required by any jurisdiction to which it is or was subject (unless and only to the extent that the Company or such former subsidiaries have set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and each such return report and declaration is true, correct and complete. The Company and each of its former subsidiaries has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim. The Company has not executed a waiver with respect to any statute of limitations relating to the assessment or collection of any foreign, federal, state, provincial or local tax. None of the Company’s tax returns is presently being audited by any taxing authority.

(p) Key Employees. None of the Company’s directors or officers is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each director and officer does not subject the Company to any material liability with respect to any of the foregoing matters. Except as otherwise expressly contemplated by this Agreement, no director or officer has, to the knowledge of the Company, any intention to terminate or limit his employment with, or services to, the Company, nor is any such director or officer subject to any constraints which would cause such person to be unable to devote his full time and attention to such employment or services.

(q) Employee Relations. (i) No application or petition for certification of a collective bargaining agent is pending and none of the current or former employees of Company are or have been represented by any union or other bargaining representative and no union has attempted to organize any group of the Company’s employees, and no group of the Company’s current or former employees has sought to organize themselves into a union or similar organization for the purpose of collective bargaining. The Company believes that its relations with its employees are good; (ii) no executive officer (as defined in Rule 501(f) of the Securities Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company; and (iii) that the Company is in compliance with all federal, state and local laws and regulations and, to the Company’s knowledge, all foreign laws and regulations, in each case respecting employment and employment practices, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, result in a Material Adverse Effect.

(r) Insurance. The Company has in force fire, casualty, product liability and other insurance policies, with extended coverage, sufficient in amount to allow it to replace any of its material properties or assets which might be damaged or destroyed or sufficient to cover liabilities to which the Company may reasonably become subject, and such types and amounts of other insurance with respect to its business and properties, on both a per occurrence and an aggregate basis, as are customarily carried by persons engaged in the same or similar business as the Company. No default or event has occurred that could give rise to a default or termination under any such policy, including, without limitation, pursuant to the Asset Sale.

(s) Environmental Matters. The Company is in compliance with all foreign, federal, state and local rules, laws and regulations relating to the use, treatment, storage and disposal of Hazardous Substances and protection of health and safety or the environment which are applicable to its business. There is no environmental litigation or other environmental proceeding pending or threatened by any governmental regulatory authority or others with respect to the current or any former business of the Company or any partnership or joint venture currently or at any time affiliated with the Company. No state of facts exists as to environmental matters or Hazardous Substances (as defined below) that involves the reasonable likelihood of a material capital expenditure by the Company. No Hazardous Substances have been treated, stored or disposed of, or otherwise deposited, in or on the properties owned or leased by the Company or by any partnership or joint venture currently or at any time affiliated with the Company in violation of any applicable environmental laws. The environmental compliance programs of the Company comply in all respects with all environmental laws, whether foreign, federal, state, provincial or local, currently in effect. For purposes of this Agreement, “Hazardous Substances” means any substance, waste, contaminant, pollutant or material that has been determined by any governmental authority to be capable of posing a risk of injury to health, safety, property or the environment.

(t) No General Solicitation or Integrated Offering. Neither the Company nor any person acting for the Company has conducted any “general solicitation” (as such term is defined in Regulation D) with respect to the Securities being offered hereby. Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Securities being offered hereby under the Securities Act or cause this offering of the Securities to be integrated with any prior offering of securities of the Company for purposes of the Securities Act, which result of such integration would require registration under the Securities Act, or any applicable stockholder approval provisions.

(u) No Brokers. The Company has taken no action that would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments by any Purchaser relating to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

(v) Internal Control over Financial Reporting. The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company does not have any material weaknesses in its internal control over financial reporting. Since the date of the latest audited financial statements included in the SEC Documents, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(w) Disclosure. All information relating to or concerning the Company set forth in this Agreement and the Transaction Documents or provided to the Purchaser hereunder or thereunder or otherwise by the Company in connection with the transactions contemplated hereby is true and correct in all material respects and the Company has not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or exists with respect to the Company or its business, properties, prospects, operations or financial condition, which has not been publicly disclosed but, under applicable law, rule or regulation, would be required to be disclosed by the Company in a registration statement filed on the date hereof by the Company under the Securities Act with respect to a primary issuance of the Company’s securities.

(x) Antitakeover Matters. The Board of Directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in the DGCL are, and will be, inapplicable to the execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. The Board of Directors of the Company has taken and will take all actions necessary to exempt the consummation of the transactions contemplated by this Agreement and the Transaction Document under the Rights Agreement, including, without limitation, the adoption of the Rights Agreement Amendment.

Section 4.02. Purchaser Representations and Warranties. The Purchaser represents and warrants as of the date hereof, as of the Closing Date and as of each Advance Date, to the Company:

(a) Purchase for Own Account, Etc. The Purchaser is purchasing the Securities offered hereby for the Purchaser’s own account for investment purposes only and not with a view towards the public sale or distribution thereof, except pursuant to sales that are exempt from the registration requirements of the Securities Act and/or sales registered under the Securities Act. The Purchaser is capable of evaluating the merits and risks of its investment in the Company. The Purchaser understands that it must bear the economic risk of this investment indefinitely, unless the Securities purchased hereby are registered pursuant to the Securities Act and any applicable state securities or blue sky laws or an exemption from such registration is available, and that the Company has no present intention of registering the resale of any such Securities other than as contemplated by the Registration Rights Agreement. Notwithstanding anything in this Section 4.02(a) to the contrary, by making the representations herein, the Purchaser does not agree to hold any Securities purchased hereby for any minimum or other specific term and reserves the right to dispose of any such Securities at any time in accordance with or pursuant to a registration statement or an exemption from the registration requirements under the Securities Act.

(b) Accredited Investor Status. The Purchaser is an “Accredited Investor,” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(c) Reliance on Exemptions. The Purchaser understands that the Securities being offered hereby are being offered and sold to the Purchaser in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws, and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire such Securities.

(d) Governmental Review. The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities offered hereby.

(e) Transfer or Resale. The Purchaser understands that (i) except as provided in the Registration Rights Agreement, the sale or resale of the Securities offered hereby have not been and are not being registered under the Securities Act or any state securities laws, and such securities may not be transferred unless (A) the transfer is made pursuant to and as set forth in an effective registration statement under the Securities Act covering such securities; (B) the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (C) the Securities to be sold or transferred may be sold under and in compliance with Rule 144 promulgated under the Securities Act (including any successor rule, “Rule 144”); or (D) the Securities to be sold or transferred may be sold or transferred to an affiliate of the Purchaser that agrees to sell or otherwise transfer the Securities only in accordance with the provisions of this 4.02(e) and that is an Accredited Investor; and (ii) neither the Company nor any other person is under any obligation to register such Securities under the Securities Act or any state securities laws (other than pursuant to the terms of the Registration Rights Agreement). Notwithstanding the foregoing or anything else contained herein to the contrary, the Securities offered hereby may be pledged as collateral in connection with a bona fide margin account or other lending arrangement, provided such pledge is consistent with applicable laws, rules and regulations.

(f) No Disqualification Events. Neither (i) the Purchaser, (ii) any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, nor (iii) any beneficial owner of the Company’s voting equity securities (in accordance with Rule 506(d) of the Securities Act) held by the Purchaser is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the Closing in writing in reasonable detail to the Company.

(g) Legends. The Purchaser understands that the certificates and instruments evidencing the Securities will bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of any Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) the sale of such Securities is registered under the Securities Act (including registration pursuant to Rule 416 thereunder) or (ii) such holder provides the Company with an opinion of counsel stating that a public or private sale or transfer of such Securities may be made without registration under the Securities Act. In the event the above legend is removed from any certificate evidencing the Securities due to the declaration of effectiveness of a registration statement covering the resale of such Securities and thereafter the effectiveness of such registration statement is suspended or the Company determines that a supplement or amendment thereto is required by applicable securities laws, then, upon reasonable advance written notice to the Purchaser, the Company may require that the above legend be placed on any certificate evidencing such Securities that cannot then be sold pursuant to an effective registration statement and the Purchaser shall cooperate in the replacement of such legend. Such legend shall thereafter be removed when such Securities may again be sold pursuant to an effective registration statement.

(h) Authorization; Enforcement. This Agreement and the Transaction Documents to which the Purchaser is a party have been duly and validly authorized, executed and delivered on behalf of the Purchaser and are valid and binding agreements of the Purchaser enforceable against the Purchaser in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

ARTICLE V

COVENANTS

Section 5.01. Right of First Offer. As long as the Purchaser (or any of its affiliates) holds any shares of the Company’s capital stock, the Purchaser (or such affiliate) shall have a pro rata right, based on the Purchaser’s (or such affiliate’s) percentage of issued and outstanding Common Stock held, to participate in subsequent securities offerings, issuances or sales undertaken by the Company (excluding the issuance or award of Common Stock, stock options or other equity awards under the Company’s employee benefit plans as in effect on the date hereof). Upon a proposal to undertake such an offering, issuance or sale by the Company, the Company shall provide the Purchaser with written notice of such proposal, stating (i) its intention to offer, issue or sell such securities, (ii) the number, class and terms of the securities to be offered and (iii) the price and terms upon which the Company plans to offer, sell or issue such securities. Within thirty days after receipt of such notice, the Purchaser may, in its sole discretion, deliver written notice to the Company electing to participate in such offering, issuance or sale.

Section 5.02. Board of Director Designees.

(a) The Company’s Board of Directors shall take all actions necessary such that, on or before the Closing Date, the Company’s Board of Directors shall consist of five (5) members, with two (2) of the members consisting of Mark Ascolese and Daryl Dulaney serving as Class II directors (the “Continuing Directors”), two (2) of the members being designated by the Purchaser, which shall initially be Robert H. Alpert and C. Clark Webb, serving as Class I directors (the “Purchaser Designees”), and one (1) additional member being nominated by the Continuing Directors and Purchaser Designees and approved by the Continuing Directors and Purchaser Designees, which director shall be an “independent” director as defined by NASDAQ rules, which shall initially be Mark C. Hood (the “Independent Director,” and together with the Purchaser Designees, the “New Directors”). Each of the New Directors shall stand for re-election at the next annual meeting of stockholders. In addition, the Company’s Board of Directors shall take all actions necessary such that immediately following the Closing Date, or as soon as possible thereafter, to allow a representative of Kinderhook Partners, LP to attend all meeting of the Company’s Board of Directors as a special observer, which observer shall initially be Stephen Clearman.

(b) For so long as the Purchaser (or any of its affiliates) holds any shares of the Company’s capital stock, the Purchaser Designees (including any successor pursuant to Section 5.02(c) below) shall be nominated by the Board of Directors of the Company (or a committee thereof) for election at the annual meeting of stockholders at which the Purchaser Designee’s term will expire. At least ninety (90) days prior to any such annual meeting at or by which directors are to be elected, the Purchaser shall notify the Company in writing of the Purchaser Designees to be nominated for election as directors. The Company shall disclose in its proxy statement, if a proxy statement is required to be filed, the nominated Purchaser Designees. In the absence of any such notification, it shall be presumed that the Purchaser’s then incumbent Purchaser Designee has been designated.

(c) If a Purchaser Designee shall cease to serve as a director for any reason, the Company’s Board of Directors shall appoint and elect a replacement director designated by the Purchaser to serve out the remaining term of the existing director.

(d) The Company shall enter into the Indemnification Agreements and provide directors’ and officers’ liability insurance on terms and conditions satisfactory to the Purchaser with respect to each of the New Directors prior to the commencement of each New Director’s service on the Board of Directors.

(e) The Company’s Board of Directors shall take all actions necessary to waive the appointment of the New Directors from constituting a change of control under any of its outstanding agreements and to prevent the appointment of the New Directors from causing the accelerated vesting of any awards for or rights to shares of the Common Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of the Common Stock.

Section 5.03. Form D; Blue Sky Laws. The Company shall timely file with the SEC one or more Form Ds with respect to the Securities offered hereby as required under Regulation D and provide a copy thereof to the Purchaser promptly after such filing. The Company shall, on or before the date hereof, the Closing Date and each Advance Date, take such action as the Company shall reasonably determine is necessary to qualify the Securities offered hereby for sale to the Purchaser pursuant to this Agreement and the Transaction Documents under applicable securities or “blue sky” laws of the states of the United States or obtain exemption therefrom, and shall provide evidence of any such action so taken to the Purchaser on or prior to the date hereof, the Closing Date and each Advance Date. Within four business days after the date hereof, the Company shall file a press release concerning this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

Section 5.04. Use of Proceeds. The Company shall use the proceeds from the sale and issuance of the Common Stock only for general corporate purposes and working capital.

Section 5.05. No Integrated Offerings. The Company shall not make any offers or sales of any security (other than the Securities offered hereby) under circumstances that would require registration of the Securities being offered or sold hereunder under the Securities Act or cause this offering of such Securities to be integrated with any other offering of securities by the Company.

Section 5.06. Inspection Rights. For so long as the Purchaser (or any of its affiliates) hold any shares of capital stock of the Company, the Company shall permit, during normal business hours and upon reasonable request and reasonable notice, the Purchaser (or such affiliate) or any employees, agents or representatives thereof, for purposes reasonably related to the Purchaser’s (or such affiliate’s) interests as a stockholder, to examine and make reasonable copies of and extracts from the records and books of account of, and visit and inspect the properties, assets, operations and business of the Company, and to discuss the affairs, finances and accounts of the Company with any of its officers, consultants, directors, and key employees.

Section 5.07. Company Operating Plan. From and after the Closing Date, the Company agrees to work together with the Purchaser to develop a plan to maximize long-term stockholder value, including, among other things, the monetization of the Company’s patents and the acquisition of additional profitable companies with high free cash flow.

Section 5.08. Incorporation of Covenants from Loan Agreement. The covenants of Sections 5 and 6 of the Loan Agreement are hereby incorporated herein by reference, mutatis mutandis.

ARTICLE VI

GOVERNING LAW; INDEMNIFICATION; MISCELLANEOUS

Section 6.01. Governing Law; Jurisdiction. Matters relating solely to corporate law under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. All other matters, such as the interpretation of the rights granted and the obligations of the parties under this Agreement, shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed in the State of Texas. The Company and the Purchaser irrevocably consent to the exclusive jurisdiction of the United States federal courts and the state courts located in the County of Dallas, State of Texas, in any suit or proceeding based on or arising under this Agreement and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company further agrees that service of process upon the Company mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the right of the Purchaser to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

Section 6.02. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission or electronic mail of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

Section 6.03. Construction. Whenever the context requires, the gender of any word used in this Agreement includes the masculine, feminine or neuter, and the number of any word includes the singular or plural. Unless the context otherwise requires, all references to articles and sections refer to articles and sections of this Agreement, and all references to schedules are to schedules attached hereto, each of which is made a part hereof for all purposes. The descriptive headings of the several articles and sections of this Agreement are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

Section 6.04. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

Section 6.05. Entire Agreement; Amendments. This Agreement, the Transaction Documents, the Restructuring Support Agreement (as defined below) and the plan of reorganization under the Chapter 11 Case (including any schedules and exhibits hereto and thereto) contain the entire understanding of the Purchaser, the Company, their affiliates and persons acting on their behalf with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Purchaser make any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement, and no provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Purchaser.

Section 6.06. Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally, by responsible overnight carrier or by confirmed facsimile, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by responsible overnight carrier or confirmed facsimile, in each case addressed to a party. The initial addresses for such communications shall be as follows, and each party shall provide notice to the other parties of any change in such party’s address:

(a)	If to the Company:

P10 Industries, Inc.

2128 Braker Lane, BK 12

Austin, Texas 78758

Telephone: (512) 836-6464

Attention: Chief Financial Officer

with a copy simultaneously transmitted by like means (which transmittal shall not constitute notice hereunder) to:

Reiter, Brunel & Dunn, PLLC

6805 Capital of Texas Hwy. N., Suite 318

Austin, Texas 78731

Telephone: (512) 646-1104

Attention: J. William Wilson, Esq.

(b)	If to the Purchaser:

210/P10 Acquisition Partners, LLC

8214 Westchester Drive, Suite 950

Dallas, Texas 75225

Telephone: (214) 999-6082

Attention: Caryn Peeples

with a copy simultaneously transmitted by like means (which transmittal shall not constitute notice hereunder) to:

Haynes and Boone, LLP

2323 Victory Avenue, Suite 700

Dallas, Texas 75219

Telephone: (214) 651-5615

Attention: Taylor Wilson, Esq.

Section 6.07. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Except as provided herein, the Company shall not assign this Agreement or any rights or obligations hereunder. The Purchaser may assign or transfer the Securities offered hereby pursuant to the terms of this Agreement and of such Securities and applicable law. The Purchaser may assign its rights hereunder to any other person or entity without the Company’s consent.

Section 6.08. Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 6.09. Termination; Survival. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a)	by mutual consent of the Purchaser and the Company;

(b)	by either the Purchaser or the Company if the Closing Date has not occurred within 60 calendar days of the date of this Agreement;

(c)	by the Purchaser (provided that the Purchaser is not then in breach of any provision of this Agreement) if a default or breach shall be made by the Company with respect to the due and timely performance of any of its covenants or agreements contained herein, or if its representations or warranties contained in this Agreement shall have become inaccurate, if such default, breach or inaccuracy has not been cured or waived within two business days after written notice to the Company specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction;

(d)	by the Company (provided that the Company is not then in breach of any provision of this Agreement) if a default or breach shall be made by the Purchaser with respect to the due and timely performance of any of its covenants or agreements contained herein, or if its representations or warranties contained in this Agreement shall have become inaccurate, if such default, breach or inaccuracy has not been cured or waived within two business days after written notice to such Purchaser specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction;

(e)	by either the Purchaser or the Company if the Restructuring Support Agreement, dated as of March 22, 2017, by and between the Company and the Purchaser (the “Restructuring Support Agreement”), is terminated in accordance with its terms, then either party to this Agreement may terminate this Agreement; provided that the applicable break-up fee has been paid as of the termination date;

(f)	by the Purchaser if the Purchaser determines that either (i) the consummation of the Company’s chapter 11 plan of reorganization will result in an “ownership change” (as defined in Section 382 of the Internal Revenue Code of 1986, as amended (the “Tax Code”) to which Section 382(a) of the Tax Code applies, or (ii) the Company has otherwise had (at any time) an “ownership change” to which Section 382(a) of the Tax Code applies; or

(f)	by the Purchaser if Company has not commenced the Chapter 11 Case within the time specified in Section 4.01 of this Agreement.

The representations and warranties of the Company in Section 4.01 and the agreements and covenants set forth in Sections 5 and 6 hereof shall survive the termination of this Agreement and each of the Advance Dates notwithstanding any due diligence investigation conducted by or on behalf of any Purchaser. Moreover, none of the representations and warranties made by the Company herein shall act as a waiver of any rights or remedies any Purchaser may have under applicable U.S. federal or state securities laws.

Section 6.10. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.11. Indemnification. In consideration of the Purchaser’s execution and delivery of this Agreement and the Transaction Documents and the purchase of the Securities hereunder, and in addition to all of the Company’s other obligations under this Agreement and the Transaction Documents, from and after the date hereof, the Company shall defend, protect, indemnify and hold harmless the Purchaser and all of its stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives, including, without limitation, those retained in connection with the transactions contemplated by this Agreement (collectively, the “Indemnitees”), from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, the Transaction Documents, the Asset Purchase Agreement or any other certificate, instrument or document contemplated hereby or thereby, (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement, the Transaction Documents, the Asset Purchase Agreement or any other certificate, instrument or document contemplated hereby or thereby or (iii) any cause of action, suit or claim brought or made against such Indemnitee by a third party (including for these purposes a derivative action brought on behalf of the Company) and arising out of or resulting from (A) the execution, delivery, performance or enforcement of this Agreement, any other Transaction Document, the Asset Purchase Agreement or any other certificate, instrument or document contemplated hereby or thereby, (B) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance and sale of the Securities, or (C) the status of the Purchaser or holder of the Securities as an investor in the Company. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

Section 6.12. Joint Participation in Drafting. Each party to this Agreement has participated in the negotiation and drafting of this Agreement and the Transaction Documents. As such, the language used herein and therein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party to this Agreement.

Section 6.13. Business Days. For purposes of this Agreement, the term “business day” means any day other than a Saturday or Sunday or a day on which banking institutions in the State of Texas are authorized or obligated by law, regulation or executive order to close.

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IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

P10 INDUSTRIES, INC.

By:	/s/ Mark A. Ascolese
Name: Mark A. Ascolese
Title: Chief Executive Officer

PURCHASER:

210/P10 ACQUISITION PARTNERS, LLC

By:	210 Capital, LLC,
a Delaware limited liability company, the sole Member of 210/P10 Acquisition Partners, LLC

	By:	Covenant RHA Partners, L.P.
	Its:	Member

/s/ Robert H. Alpert
Robert H. Alpert,
Authorized Signatory

	By:	CCW/LAW Holdings, LLC
	Its:	Member

/s/ C. Clark Webb
C. Clark Webb, Authorized Signatory